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                                                                      EXHIBIT 99

FRIDAY SEPTEMBER 29, 3:00 PM EASTERN TIME

PRESS RELEASE

LIFEPOINT HOSPITALS SELLS SPRINGHILL MEDICAL CENTER

BRENTWOOD, Tenn.--(BW HealthWire)--Sept. 29, 2000--LifePoint Hospitals, Inc. (NASDAQ: LPNT - news) has signed a definitive agreement to sell the assets of 63-bed Springhill Medical Center in Springhill, LA, to Springhill Medical Services, Inc., a local healthcare provider in Springhill. The transaction is expected to be completed during the month of October. The terms were not disclosed, will remain confidential, and are subject to customary conditions and regulatory approvals.

The announcement was made today by Jim Fleetwood, Chairman and CEO of LifePoint Hospitals, Inc.

According to Kerry Wehmeyer, CEO of Springhill Medical Center, patient care and medical services will continue without interruption. Wehmeyer will be transferring to another LifePoint Hospitals' facility, Bourbon Community Hospital, in Paris, KY. Gregory J. Simmons, current CEO of Springhill Medical Services, Inc., will be appointed as Springhill Medical Center's new CEO.

"Only after being approached by Springhill Medical Services did we consider selling Springhill Medical Center," said Fleetwood. "We took a close look at the needs of the Springhill community and performed the usual due diligence activities that accompany this type of transaction. After a thorough review, we determined that selling the hospital to Springhill Medical Services was the best decision for the community of Springhill."

Simmons added, "At Springhill Medical Services, we are excited to have the opportunity to provide healthcare services to our own community. The hospital and its medical staff have established a firm foundation for providing high quality healthcare to the Springhill community, and we look forward to continuing that level of service. Springhill Medical Services is committed to continuing the hospital's role as not only a strong local healthcare provider but as a dedicated community partner."

Springhill Medical Center employs 190 professionals and is complemented with a medical staff of nine physicians in the fields of Family Practice, Surgery, Internal Medicine, Pediatrics, and Radiology. There are seven rotating physicians who provide services in the fields of Orthopedics, OB/GYN, Urology, and Ophthalmology. The medical center operates two rural health clinics, one specialty clinic, and a 24-hour emergency room.

Springhill Medical Services, Inc. is a not-for-profit company based in Springhill, LA. The company, founded by Dennis Robertson, Jimmy Robertson, and Greg Simmons, manages four extended care facilities in the area with a strong commitment to providing high quality, cost effective healthcare in its local community.

LifePoint Hospitals, Inc. was established in May of 1999 as a spin-off to the shareholders of HCA - The Healthcare Company, the nation's largest hospital and healthcare system. LifePoint owns and operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in the community. LifePoint's non-urban operating strategy offers potential for significant operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, TN, LifePoint Hospitals is affiliated with over 6,000 professionals.

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Contact:

     LifePoint Hospitals Inc., Brentwood
     Paula Hutson, 615/372-8500
     or
     Springhill Medical Services Inc.
     Greg Simmons, 318/539-5691